Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ANNOUNCES CEO’S INTENT TO RETIRE

SEARCH FOR SUCCESSOR UNDERWAY

Newport Beach, CA – July 8, 2024 – American Vanguard Corporation (NYSE:AVD) today reported that its Chairman and Chief Executive Officer, Eric G. Wintemute, has presented to the board his plan to retire from his position as CEO. The terms of his retirement are set forth in a Transition Agreement under which Mr. Wintemute will participate in the search for his successor being conducted by the global executive search firm, Kincannon & Reed, and retire upon the successor’s appointment but no later than December 31, 2024. Mr. Wintemute will continue to serve as Chairman of the Board and, post-retirement, will provide consulting services to the company on a part-time basis. Mr. Wintemute joined the company 47 years ago and has served as CEO for 30 years.

Mr. Wintemute stated, “Over the past four decades, I have poured myself into building, nurturing and growing this business. Indeed, over that time, American Vanguard has become the business of my life. What began as a small formulation facility in Southern California with revenues of $1.5 million has, through over 70 acquisitions of branded products and companies, grown to become an NYSE-traded, global enterprise with revenues of $600 million dollars, six North American factories and operations in 21 countries. I know how it all began, how it all fits together and who has helped to move this operation forward each step of the way. I am proud of what we have been able to accomplish.”

He continued, “We are currently deep in the process of transformation, both digital and operational, with the goal to maximize EBITDA and hence valuation. In the interest of allowing American Vanguard to become a better version of itself, I will hand the reins to a well-qualified successor to build upon what we have done well, to change what can be strengthened, and to help usher in a new generation to lead this business. To those colleagues who will carry on after me and to all who have worked with me in the past, I want you to know that you have been my inspiration, my motivation and the reason for my many years of dedication. I thank you sincerely for your service.”

“On behalf of the American Vanguard board of directors, I’d like to express my gratitude to Mr. Eric G. Wintemute for serving with such energy and passion as our CEO for more than 30 years,” said Scott D. Baskin, lead director of the board. “As Eric’s tenure comes to a close, we acknowledge his steadfast contributions and thank him for his years of service. Mr. Wintemute successfully led the growth of this organization over those 30 years, and due to his vision and guidance, American Vanguard has become a multi-faceted, global platform, serving hundreds of companies around the world.” Mr. Baskin closed by stating, “We are deeply indebted to Eric for his great dedication and contributions to the company and wish him well in the next chapters of his life.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has expanded its operations into 21 countries and now has over 1,000 product registrations in 56 nations worldwide. Its strategy rests on three growth initiatives – i) Core Business (through innovation of conventional products), ii) Green Solutions (with over 120 biorational products – including fertilizers, microbials, nutritionals and non-conventional products) and iii) Precision Agriculture innovation (including SIMPAS prescriptive application and Ultimus measure/record/verify technologies).

American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:

American Vanguard Corporation	The Equity Group Inc.
Anthony Young, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati
anthonyy@amvac.com	Lcati@equityny.com